Exhibit 99.1

 NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 4, 2019	Financial Media

Otter Tail Corporation Third Quarter Diluted Earnings per Share Increase 6.9%

2019 Earnings Per Share Guidance Range Narrowed to $2.10–$2.20 from $2.10–$2.25

Board of Directors Declares Quarterly Dividend of $0.35 Per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2019.

Summary:

●	Consolidated operating revenues increased to $228.7 million compared with $227.7 million for the third quarter of 2018.

●	Consolidated net income and diluted earnings per share were $24.7 million and $0.62, respectively, compared with $23.3 million and $0.58 for the third quarter of 2018.

●	The corporation is narrowing its 2019 diluted earnings per share guidance range to $2.10–$2.20 from its previously announced range of $2.10–$2.25.

CEO Overview

“Our third quarter earnings per share increased 6.9% over third quarter 2018. Our Electric segment quarter-over-quarter earnings increased $3.1 million. As mentioned in last quarter’s release, our fourth quarter 2018 results included costs from a planned outage at our Big Stone Plant, costs associated with the establishment of foundations at Otter Tail Corporation and Otter Tail Power Company and increased tax expense at corporate related to certain tax matters. We do not expect these costs to reoccur in the fourth quarter of 2019,” said President and CEO Chuck MacFarlane.

“Our Manufacturing segment earnings increased $0.1 million in the third quarter of 2019 compared with the third quarter of 2018. Earnings at BTD Manufacturing increased $0.5 million, driven by improved performance at its Minnesota and Georgia facilities. Earnings from T.O. Plastics decreased $0.4 million mainly due to decreased sales of horticultural products resulting from some of their sales shifting to earlier in the year.

“Our Plastics segment third quarter earnings were $1.0 million lower than in third quarter 2018, driven by lower sales volumes in combination with lower pipe prices.

“An affiliate of EDF Renewables Development, Inc., and its contractors, began construction of Otter Tail Power Company’s $258 million, 150-megawatt Merricourt Wind Energy Center in southeastern North Dakota in August with completion anticipated in October 2020. We project our customers will receive approximately 30 percent of their energy from renewable resources we own or secure through power-purchase agreements by 2021. We began construction of our 245-megawatt Astoria Station natural gas-fired combustion turbine generation project in May with site grading and foundation preparation for the switching station. The project continues to be on schedule and on budget.

Rate rider recovery providing for returns on amounts invested in the Merricourt Wind Energy Center and Astoria Station projects while under construction is now in place or expected to be in place by January 2020, except for recovery of a return on Astoria Station costs in Minnesota which will be included in our next general rate case filing in Minnesota. We will continue to capitalize an allowance for funds used during construction (AFUDC) on the Minnesota share of Astoria Station costs until recovery under interim or general rates commences.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $1 billion in capital projects from 2019 through 2023, including investments in renewable generation and Astoria Station. This results in a projected compounded annual growth rate of 8.6 percent in utility rate base from year-end 2018 through 2023 and is expected to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations and enable us to work smarter, reduce emissions and improve reliability and safety.

“We are narrowing our 2019 diluted earnings per share guidance range to $2.10–$2.20 compared with previously announced guidance in the range of $2.10–$2.25.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve.”

Cash Flows and Liquidity

Our consolidated cash provided by operations for the nine months ended September 30, 2019 was $105.1 million compared with $100.9 million for the nine months ended September 30, 2018.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use on September 30, 2019	Restricted due to Outstanding Letters of Credit	Available on September 30, 2019	Available on December 31, 2018
Otter Tail Corporation Credit Agreement	$130,000	$35,837	$--	$94,163	$120,785
Otter Tail Power Company Credit Agreement	170,000	73,160	16,561	80,279	160,316
Total	$300,000	$108,997	$16,561	$174,442	$281,101

On October 31, 2019 both credit agreements were amended to extend the expiration dates by one year from October 31, 2023 to October 31, 2024 and the line limit on the Otter Tail Corporation Credit Agreement was increased to $170 million.

On September 12, 2019 Otter Tail Power Company entered into a Note Purchase Agreement to issue, through a private placement transaction, $175 million of its senior unsecured notes consisting of:

●	$10,000,000 aggregate principal amount of its 3.07% Series 2019A Senior Unsecured Notes due October 10, 2029

●	$26,000,000 aggregate principal amount of its 3.52% Series 2019B Senior Unsecured Notes due October 10, 2039

●	$64,000,000 aggregate principal amount of its 3.82% Series 2019C Senior Unsecured Notes due October 10, 2049

●	$10,000,000 aggregate principal amount of its 3.22% Series 2020A Senior Unsecured Notes due February 25, 2030

●	$40,000,000 aggregate principal amount of its 3.22% Series 2020B Senior Unsecured Notes due August 20, 2030

●	$10,000,000 aggregate principal amount of its 3.62% Series 2020C Senior Unsecured Notes due February 25, 2040

●	$15,000,000 aggregate principal amount of its 3.92% Series 2020D Senior Unsecured Notes due February 25, 2050.

Otter Tail Power Company issued $100 million of the Series 2019A, B and C Notes on October 10, 2019 and used a portion of the proceeds to repay $69.9 million of outstanding indebtedness under the Otter Tail Power Company Credit Agreement, primarily incurred to fund its capital expenditures, and intends to use the remainder of the proceeds to pay for additional capital expenditures and for other general purposes.

Board of Directors Declared Quarterly Dividend

On November 4, 2019 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.35 per share. This dividend is payable December 10, 2019 to shareholders of record on November 15, 2019.

2019 Segment Performance Summary

Electric

	Three Months ended September 30,
($s in thousands)	2019	2018	Change	% Change
Retail Electric Revenues	$99,424	$88,433	$10,991	12.4
Transmission Services Revenues	11,692	12,569	(877)	(7.0)
Wholesale Electric Revenues	1,631	2,826	(1,195)	(42.3)
Other Electric Revenues	1,626	1,614	12	0.7
Total Electric Revenues	$114,373	$105,442	$8,931	8.5
Net Income	$17,682	$14,567	$3,115	21.4
Retail Megawatt-hour Sales	1,091,427	1,079,622	11,805	1.1
Heating Degree Days	42	107	(65)	(60.7)
Cooling Degree Days	288	339	(51)	(15.0)

The following table shows heating and cooling degree days as a percent of normal.

	Three Months ended September 30,
	2019	2018
Heating Degree Days	76.4%	209.8%
Cooling Degree Days	83.0%	95.8%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the third quarters of 2019 and 2018 and between quarters.

	2019 vs Normal	2018 vs Normal	2019 vs 2018
Effect on Diluted Earnings Per Share	$(0.02)	$0.00	$(0.02)

The $11.0 million increase in retail electric revenues includes:

●	A $5.8 million increase in retail revenue related to the recovery of increases in fuel and purchased-power costs explained below.

●	A $2.8 million increase in average electric prices, mainly related to interim and final rate increases in South Dakota but also to increased sales to certain customers in higher rate classifications.

●	A $1.7 million increase in transmission cost recovery revenues due to recent investments in transmission infrastructure and transmission costs not currently recovered in base rates.

●	A $1.2 million increase in retail revenue due to increased kwh sales, primarily to commercial customers, exclusive of the weather-related decrease in retail kwh sales.

●

A $0.5 million increase in Minnesota Renewable Rider revenues due to increased cost recovery requirements resulting from the expiration of federal Production Tax Credits (PTCs) in November 2018 on a company-owned wind farm.

partially offset by:

●

A $1.0 million decrease in retail revenues related to decreased consumption due to cooler weather in the third quarter of 2019 compared with the third quarter of 2018 reflected in a 15.0% decrease in cooling degree days between quarters.

Transmission services revenues decreased $0.9 million due to a decrease in Midcontinent Independent System Operator, Inc. tariff revenues associated with offsets received from independent generators to pay for transmission system upgrades made by OTP to facilitate the generators’ access to the electric grid.

Wholesale electric revenues decreased $1.2 million as cooler summer weather in the region resulted in decreased demand and lower prices for wholesale electricity. Wholesale prices per kwh sold were down 24.3%, making it uneconomical to generate and sell electricity from Otter Tail Power Company’s Hoot Lake Plant when the incremental cost of generation exceeded wholesale prices.

Production fuel costs increased $1.2 million as a result of a 29.4% increase in the cost per kwh generated from our fuel-burning plants. The increased cost per kwh generated is mostly due to the absorption of Coyote Creek Mining Company’s fixed coal mining costs in Coyote Station’s fuel inventory while no coal was being delivered to Coyote Station during its spring 2019 maintenance outage. The increased cost per kwh generated was partially offset by a 17.3% reduction in kwhs generated at all of Otter Tail Power Company’s fuel-burning plants.

The cost of purchased power to serve retail customers increased $3.5 million (36.2%) due to a 105% increase in kwhs purchased as a result of reduced generation at both Hoot Lake Plant and Coyote Station. Hoot Lake Plant Unit 2 was offline for maintenance and repairs in July 2019. Hoot Lake Plant was curtailed in August and September 2019 due to economic dispatch as market prices for electricity had declined below Hoot Lake Plant’s incremental generating cost. Coyote Station generated fewer kwhs in July 2019 compared with July 2018 as it came back online in July 2019 after its extended maintenance outage. The price per kwh of purchased power decreased 33.5% in the third quarter of 2019 compared with the third quarter of 2018 due to a decrease in regional market prices for electricity driven by decreased demand due to cooler summer weather resulting in decreased air conditioning load in the Northern Plains region of the United States.

Electric operating and maintenance expense increased $2.0 million including:

●

A $2.7 million increase in expense related to the establishment of a regulatory asset and credit to operating expense for deferred recovery of an income tax adjustment in the third quarter of 2018 related to 2017 Tax Cuts and Jobs Act guidance issued in that quarter. There was no similar expense reduction recorded in the third quarter of 2019. The income tax adjustment resulted from the August 2018 Internal Revenue Service guidance clarifying changes related to the treatment of bonus depreciation rules for 2017, which affected 2017 deductions and corresponding reversals of excess deferred taxes in 2018. The adjustments related to the guidance resulted in a $2.7 million increase in income tax expense in the third quarter of 2018, which is subject to recovery through future rate adjustments.

●	A $0.6 million increase in Hoot Lake Plant external services costs related to Unit 2 turbine repairs in the third quarter of 2019.

●	A $0.4 million increase in line clearance costs.

partially offset by:

●	A $1.0 million decrease in external services costs at Big Stone Plant mainly related to costs incurred during the plant’s 2018 maintenance outage.

●	A $0.7 million decrease in labor-related benefit expenses.

Depreciation and amortization expense increased $1.2 million mainly due to 2018 capital additions of transmission plant and the new customer information system put in service in 2019.

Other items affecting Electric segment quarter-over-quarter net income include a $0.2 million decrease in interest expense, a $0.2 million decrease in nonservice cost components of postretirement benefits, mainly due to an increase in discount rates between the years, and a $0.4 million increase in AFUDC resulting from an increase in construction work in progress subject to AFUDC.

A $1.1 million decrease in income tax expense in the Electric segment resulted mainly from:

●

A $2.0 million increase in income tax expense in the third quarter of 2018 related to the income tax adjustment item discussed above under electric operating and maintenance expense. No similar adjustment to income tax expense was recorded in the third quarter of 2019.

partially offset by

●	A $0.7 million increase in tax expense resulting from the expiration of federal PTCs on Otter Tail Power Company’s Ashtabula wind farm in November 2018.

Manufacturing

	Three Months ended September 30,
(in thousands)	2019	2018	Change	% Change
Operating Revenues	$65,722	$67,027	$(1,305)	(1.9)
Net Income	3,155	3,022	133	4.4

BTD’s revenues decreased $0.6 million due to:

●

A $3.7 million increase in revenue from an increase in parts sales volume, including increased sales to manufacturers of recreational vehicles partially offset by decreased sales in energy and agricultural end markets.

●	A $0.7 million increase in tooling revenues.

more than offset by:

●	A $3.8 million decrease in revenue primarily from lower material price changes passed through to customers.

●	A $1.0 million reduction in revenues from scrap metal sales due to a 33.5% decrease in scrap metal prices and a 12.6% decrease in scrap volume.

●	A $0.2 million decrease in other revenues.

Cost of products sold at BTD increased $0.5 million mainly as a result of increased material costs on higher sales volume. BTD’s $1.1 million decrease in gross margins on sales was more than offset by a $1.1 million reduction in operating expenses and $0.2 million decrease in depreciation expense. The reduction in operating expenses relates to lower short-term incentive costs of $1.4 million between quarters, partially offset by increases of $0.3 million in other operating expenses. Depreciation and amortization expense at BTD decreased as a result of certain assets reaching the ends of their depreciable lives. Although BTD’s income before tax increased $0.2 million, its income tax expense decreased $0.3 million as a result of a $0.4 million increase in research and development tax credits due to a higher level of estimated credits related to qualifying technology improvement investments. This resulted in a $0.5 million increase in BTD net income between quarters.

At T.O. Plastics, revenues decreased $0.7 million primarily due to a $0.6 million decrease in sales of horticultural products, mostly due to a $0.4 million shift in the timing of sales to the second quarter in 2019 that historically have occurred in the third quarter.

The revenue decrease at T.O. Plastics was partly offset by a $0.2 million decrease in cost of products sold related to the decrease in sales volume while operating expenses increased by $0.1 million, resulting in a $0.4 million decrease in net income quarter over quarter.

Plastics

	Three Months ended September 30,
(in thousands)	2019	2018	Change	% Change
Operating Revenues	$48,566	$55,203	$(6,637)	(12.0)
Net Income	5,397	6,432	(1,035)	(16.1)

Plastics segment revenues and net income decreased $6.6 million and $1.0 million, respectively, due to an 8.9% decrease in pounds of polyvinyl chloride (PVC) pipe sold and a 3.5% decrease in PVC pipe prices. The quarter-over-quarter sales volume decrease relates to lower demand for product in the Midwest and West Coast states. Cost of products sold decreased $4.9 million due to the reduced sales volume and a 2.9% decrease in the cost per pound of pipe sold. The decrease in pipe prices in excess of the decrease in costs per pound of pipe sold resulted in a 5.2% decrease in gross margin per pound of PVC pipe sold. Plastics segment operating expenses decreased $0.4 million between the quarters mainly due to lower sales commissions and incentive compensation resulting from decreases in sales volume and operating income.

Corporate

	Three Months ended September 30,
(in thousands)	2019	2018	Change	% Change
Losses before Income Taxes	$2,818	$1,636	$1,182	72.2
Income Tax Savings	(1,329)	(888)	(441)	49.7
Net Loss	$1,489	$748	$741	99.1

Corporate pre-tax costs and net-of-tax losses increased mainly due to an increase in certain employee benefit costs.

2019 Business Outlook

We are narrowing our 2019 diluted earnings per share guidance range to $2.10–$2.20 compared with our previously announced guidance in the range of $2.10–$2.25. We expect capital expenditures for 2019 to be $233 million compared with actual cash used for capital expenditures of $105 million in 2018. Our planned expenditures for 2019 include $79 million for the Merricourt Wind Energy Center and $46 million for Astoria Station.

Segment components of our 2019 earnings per share guidance range compared with 2018 actual earnings and previously announced 2019 guidance are as follows:

	2018 EPS by	2019 Guidance February 18, 2019		2019 Guidance May 6, 2019		2019 Guidance August 5, 2019		2019 Guidance November 4, 2019
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High	Low	High
Electric	$1.36	$1.46	$1.49	$1.48	$1.51	$1.48	$1.51	$1.48	$1.50
Manufacturing	$0.32	$0.37	$0.41	$0.35	$0.39	$0.33	$0.37	$0.31	$0.33
Plastics	$0.60	$0.44	$0.48	$0.44	$0.48	$0.46	$0.50	$0.47	$0.50
Corporate	$(0.22)	$(0.17)	$(0.13)	$(0.17)	$(0.13)	$(0.17)	$(0.13)	$(0.16)	$(0.13)
Total	$2.06	$2.10	$2.25	$2.10	$2.25	$2.10	$2.25	$2.10	$2.20
Return on Equity	11.5%	11.5%	12.3%	11.5%	12.3%	11.5%	12.3%	11.5%	12.0%

The following items contribute to our current 2019 earnings guidance.

●	We expect 2019 Electric segment net income to be higher than 2018 segment net income based on:

o

An annual net revenue increase of approximately $2.6 million from the full approval of our South Dakota rate case settlement on May 14, 2019. The settlement also allowed us to retain the impact of lower tax rates related to the TCJA from January 1, 2018 through October 17, 2018. This outcome favorably impacts 2019 earnings by approximately $0.02 per share.

o

Increases in AFUDC for planned capital projects, including the Merricourt Wind Energy Center and Astoria Station, and an increase in North Dakota Generation Cost Recovery Rider revenue related to Astoria Station. Both projects began construction in 2019.

o	Increased revenues from completion of the Big Stone South–Ellendale project and additional transmission investments related to our South Dakota Transmission Reliability project.

o

Decreased operating and maintenance expenses due to decreasing costs of pension, medical, workers compensation and retiree medical benefits. The decrease in pension costs is a result of an increase in the discount rate from 3.90% to 4.50%.

o

Expenses incurred in the fourth quarter of 2018 not expected to occur in the fourth quarter of 2019 consist of $2.0 million related to the Big Stone Plant outage and the contribution to the Otter Tail Power Company Foundation of $500,000.

partially offset by:

o	Higher depreciation and property tax expense due to large capital projects being put in service.

o	The extension of the planned outage at Coyote Station due to turbine rotor blade damage that was discovered in the early stages of the outage and the unplanned maintenance outage at Hoot Lake Plant.

●	We now expect 2019 net income from our Manufacturing segment to be in line with 2018. The change is based on:

o	Softness in certain end markets served by BTD due to concerns over a slowing economy and continued softness in scrap metal revenues based on lower scrap metal prices.

o

A decrease in earnings from T.O. Plastics mainly due to first quarter volume softness and the expected impact on business operations of the partial collapse and replacement of a warehouse roof, which was damaged in March of 2019 during a winter storm.

o	Backlog for the manufacturing companies of approximately $56 million for 2019 compared with $62 million one year ago.

●

We expect 2019 net income from the Plastics segment to be lower than 2018 based on lower expected operating margins in 2019. This is due to lower sales volumes and lower PVC pipe prices in 2019 compared with 2018.

●

Corporate costs, net of tax, are expected to be lower in 2019 than in 2018. In 2018, we incurred expenses of $2 million for a contribution to the Otter Tail Corporation Foundation and $1.2 million for accruals related to certain tax matters. These expenses are not expected to occur during the remainder of 2019.

Our consolidated capital expenditure plan for the 2019-2023 time period is $1.11 billion Our compounded annual growth rate in rate base is projected to be 8.6% over the 2018 to 2023 timeframe.

(in millions)	2018	2019	2020	2021	2022	2023	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$125	$264	$15	$82	$--	$486
Transformative Technology and Infrastructure		2	7	18	47	54	128
Transmission (includes replacements)		43	42	21	19	17	142
Other		43	45	58	49	55	250
Total Electric Segment	$87	$213	$358	$112	$197	$126	$1,006
Manufacturing and Plastics Segments	18	20	18	19	23	19	99
Total Capital Expenditures	$105	$233	$376	$131	$220	$145	$1,105
Total Electric Utility Rate Base	$1,100	$1,176	$1,394	$1,531	$1,581	$1,665

Execution on the anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2019 through 2023 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, November 5, 2019 at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2019 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●	Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions and regional haze regulation under state implementation plans, could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three- and nine-month periods ended September 30, 2019 and 2018 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2019	2018	2019	2018

Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$115,294	$105,759	$346,327	$334,889
Changes in Accrued Revenues under Alternative Revenue Programs	(921)	(317)	(1,601)	(2,757)
Total Electric Revenues	114,373	105,442	344,726	332,132
Manufacturing	65,722	67,027	217,040	203,843
Plastics	48,566	55,203	142,100	159,332
Intersegment Eliminations	(9)	(10)	(39)	(31)
Total Operating Revenues	228,652	227,662	703,827	695,276
Operating Expenses
Fuel and Purchased Power	31,494	26,793	100,295	97,382
Nonelectric Cost of Products Sold (depreciation included below)	88,747	93,361	277,325	275,691
Electric Operating and Maintenance Expense	35,869	33,897	114,107	111,113
Nonelectric Operating and Maintenance Expense	11,665	12,547	38,404	37,690
Depreciation and Amortization	19,657	18,708	58,229	56,216
Property Taxes — Electric	3,965	4,094	11,824	11,202
Total Operating Expenses	191,397	189,400	600,184	589,294

Operating Income (Loss) by Segment
Electric	27,847	26,635	73,735	70,511
Manufacturing	3,972	4,326	16,552	15,331
Plastics	7,476	8,814	20,649	26,710
Corporate	(2,040)	(1,513)	(7,293)	(6,570)
Total Operating Income	37,255	38,262	103,643	105,982
Interest Charges	7,539	7,549	23,190	22,597
Nonservice Cost Components of Postretirement Benefits	1,055	1,326	3,165	4,129
Other Income	1,020	1,245	3,114	3,135
Income Tax Expense	4,936	7,359	13,907	14,207
Net Income (Loss) by Segment
Electric	17,682	14,567	43,884	41,835
Manufacturing	3,155	3,022	11,987	10,769
Plastics	5,397	6,432	14,918	19,505
Corporate	(1,489)	(748)	(4,294)	(3,925)
Net Income	$24,745	$23,273	$66,495	$68,184
Average Number of Common Shares Outstanding
Basic	39,714,672	39,621,524	39,694,677	39,592,705
Diluted	39,946,739	39,903,565	39,922,580	39,882,105

Basic Earnings Per Common Share	$0.62	$0.59	$1.68	$1.72
Diluted Earnings Per Common Share	$0.62	$0.58	$1.67	$1.71

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	September 30,	December 31,
	2019	2018

Current Assets
Cash and Cash Equivalents	$921	$861
Accounts Receivable:
Trade—Net	92,189	75,144
Other	8,884	9,741
Inventories	97,052	106,270
Unbilled Receivables	19,020	23,626
Income Taxes Receivable	--	2,439
Regulatory Assets	12,667	17,225
Other	6,926	6,114
Total Current Assets	237,659	241,420

Investments	9,743	8,961
Other Assets	38,996	35,759
Goodwill	37,572	37,572
Other Intangibles—Net	11,562	12,450
Regulatory Assets	130,551	135,257

Right of Use Assets – Operating Leases	21,953	--

Plant
Electric Plant in Service	2,189,732	2,019,721
Nonelectric Operations	238,542	228,120
Construction Work in Progress	141,839	181,626
Total Gross Plant	2,570,113	2,429,467
Less Accumulated Depreciation and Amortization	877,958	848,369
Net Plant	1,692,155	1,581,098
Total	$2,180,191	$2,052,517

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	September 30,	December 31,
	2019	2018

Current Liabilities
Short-Term Debt	$108,997	$18,599
Current Maturities of Long-Term Debt	180	172
Accounts Payable	89,360	96,291
Accrued Salaries and Wages	19,151	24,857
Accrued Federal and State Income Taxes	3,945	--
Other Accrued Taxes	13,828	17,287
Regulatory Liabilities	6,311	738
Current Operating Lease Liabilities	4,006	--
Other Accrued Liabilities	7,409	12,149
Total Current Liabilities	253,187	170,093

Pensions Benefit Liability	75,363	98,358
Other Postretirement Benefits Liability	73,668	71,561
Long-Term Operating Lease Liabilities	18,384	--
Other Noncurrent Liabilities	28,130	24,326

Deferred Credits
Deferred Income Taxes	124,602	120,976
Deferred Tax Credits	18,963	19,974
Regulatory Liabilities	238,781	226,469
Other	2,593	1,895
Total Deferred Credits	384,939	369,314

Capitalization
Long-Term Debt—Net	590,015	590,002

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,776	198,324
Premium on Common Shares	346,294	344,250
Retained Earnings	215,931	190,433
Accumulated Other Comprehensive Loss	(4,496)	(4,144)
Total Common Equity	756,505	728,863
Total Capitalization	1,346,520	1,318,865
Total	$2,180,191	$2,052,517

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Nine Months Ended September 30,
In thousands	2019	2018

Cash Flows from Operating Activities
Net Income	$66,495	$68,184
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	58,229	56,216
Deferred Tax Credits	(1,011)	(1,054)
Deferred Income Taxes	3,487	7,529
Change in Deferred Debits and Other Assets	7,142	10,641
Discretionary Contribution to Pension Plan	(22,500)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	10,344	(191)
Allowance for Equity/Other Funds Used During Construction	(1,602)	(1,586)
Stock Compensation Expense – Equity Awards	5,245	3,402
Other—Net	312	(201)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(16,213)	(27,804)
Change in Inventories	9,218	(6,581)
Change in Other Current Assets	2,974	3,827
Change in Payables and Other Current Liabilities	(20,744)	5,546
Change in Interest and Income Taxes Receivable/Payable	3,773	2,932
Net Cash Provided by Operating Activities	105,149	100,860
Cash Flows from Investing Activities
Capital Expenditures	(149,695)	(74,489)
Proceeds from Disposal of Noncurrent Assets	4,111	1,879
Cash Used for Investments and Other Assets	(5,546)	(3,324)
Net Cash Used in Investing Activities	(151,130)	(75,934)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	383	(7)
Net Short-Term Borrowings (Repayments)	90,398	(96,882)
Payments for Retirement of Capital Stock and Common Stock Issuance Expenses	(2,765)	(3,120)
Proceeds from Issuance of Long-Term Debt	--	100,000
Short-Term and Long-Term Debt Issuance Expenses	(66)	(441)
Payments for Retirement of Long-Term Debt	(128)	(148)
Dividends Paid	(41,781)	(39,895)
Net Cash Provided by (Used in) Financing Activities	46,041	(40,493)
Net Change in Cash and Cash Equivalents	60	(15,567)
Cash and Cash Equivalents at Beginning of Period	861	16,216
Cash and Cash Equivalents at End of Period	$921	$649